EXHIBIT 5.1

GALLOP, JOHNSON & NEUMAN, L.C.

101 S. Hanley

St. Louis, Missouri 63105

July 10, 2008

O’REILLY AUTOMOTIVE, INC.

233 South Patterson

Springfield, Missouri 65802

Re:	O’Reilly Automotive, Inc.
Registration Statement on Form S-8
CSK Auto Corporation 2004 Stock and Incentive Plan, CSK Auto Corporation 1999 Employee Stock Option Plan, CSK Auto Corporation 1996 Executive Stock Option Plan, CSK Auto Corporation 1996 Associate Stock Option Plan and CSK Auto Corporation Nonqualified Stock Option Agreement with Lawrence N. Mondry

Ladies and Gentlemen:

We have served as local counsel to O’Reilly Automotive, Inc. (the “Company”) in connection with the various legal matters relating to the filing of a registration statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), and the Rules and Regulations promulgated thereunder, relating to 1,785,512 shares of common stock of the Company, par value $0.01 per share (the “Shares”), reserved for issuance in accordance with the CSK Auto Corporation 2004 Stock and Incentive Plan, CSK Auto Corporation 1999 Employee Stock Option Plan, CSK Auto Corporation 1996 Executive Stock Option Plan, CSK Auto Corporation 1996 Associate Stock Option Plan and CSK Auto Corporation Nonqualified Stock Option Agreement with Lawrence N. Mondry (collectively, the “Plans”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

We have examined such corporate records of the Company, such laws and such other information as we have deemed relevant, including the Company’s Restated Articles of Incorporation, and Amended and Restated Bylaws, as amended, certain resolutions adopted by the Board of Directors of the Company relating to the Plans and certificates received from state officials and from officers of the Company. In delivering this opinion, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified, photostatic or conformed copies, and the correctness of all statements submitted to us by officers of the Company.

Board of Directors

O’Reilly Automotive, Inc.

July 10, 2008

Based upon the foregoing, the undersigned is of the opinion that the Shares being offered by the Company, if issued in accordance with the Plans, will be validly issued and outstanding and will be fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement. We also consent to your filing copies of this opinion as an exhibit to the Registration Statement with agencies of such states as you deem necessary in the course of complying with the laws of such states regarding the issuance of the Shares pursuant to the Plans.

Very truly yours,

/s/ GALLOP, JOHNSON & NEUMAN, L.C.